Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports First Quarter 2021 Financial Results

●	Strategic credit financing agreement with funds managed by Oaktree Capital Management, L.P. (“Oaktree”) will provide up to $125 million to support continued development and commercial readiness of both the oral and IV ganaxolone programs
●	On track to submit NDA for use of ganaxolone in CDKL5 deficiency disorder (CDD) in mid-2021; recent NDA preparation and review resulted in a final p-value of p=0.0036, not affecting statistical conclusions of the Phase 3 Marigold Study
●	Patients in the Marigold open label extension treated with ganaxolone for at least 12 months experienced a median 49.6% reduction in major motor seizure frequency (n=48)
●	CDD EU submission on track for end of Q3 2021
●	Plan to initiate Phase 3 trial of ganaxolone in tuberous sclerosis complex (TSC) in Q3 2021 following FDA interactions; continue to target first patient enrolled during Q4 2021
●	Enrollment in Phase 3 clinical trial, the RAISE study, evaluating IV ganaxolone in the treatment of refractory status epilepticus (RSE) remains on track with top-line data expected in 1H 2022
●	Continued progress to expand the ganaxolone opportunity globally as company aligns with the European Medicines Agency (EMA) on Phase 3 design for IV RSE program and progresses constructive dialogue with potential EU commercialization partners

RADNOR, Pa. – May 17, 2021 -- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today provided an update on its clinical and regulatory development activities and reported its financial results for the first quarter ended March 31, 2021.

“I am pleased to announce that we have reached agreement with Oaktree to secure up to $125 million in credit financing,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus Pharmaceuticals. “This new credit facility provides a potentially meaningful extension of our cash runway, allowing for continued support of our commercial, clinical, and next-generation formulations, and reflects Oaktree’s confidence in our anticipated NDA submission, strategy, and science. We believe this credit agreement will be a valuable financial enabler of our roadmap to further unlock ganaxolone’s potential.”

Aman Kumar, Co-Portfolio Manager of Life Sciences Lending at Oaktree, commented, “Oaktree is pleased to partner with Marinus and provide financial support for its upcoming clinical and commercialization activities at this inflection point in its evolution as a company. With a strong management team in place, compelling clinical data and a well-defined long-term strategic growth plan, we believe Marinus is well-positioned to capture significant value in treating seizures and epilepsy.”

Credit Financing:

●	Completed a credit financing agreement for up to $125 million with Oaktree, a leader among global investment managers specializing in alternative investments
●	A total of up to $75 million has the potential to be drawn as early as 1H 2022, with $15 million drawn at signing of the credit financing arrangement, $30 million on FDA acceptance of the CDD NDA filing and $30 million on FDA approval
●	An additional $50 million can be drawn at the company’s discretion based on designated milestones associated with the results of the Phase 3 trials for RSE or TSC, and financial and commercialization targets
●	The loan will mature in May 2026 and includes an interest-only period for the initial three years of the agreement
●	Morgan Stanley & Co. LLC acted as lead placement agent and H.C. Wainwright & Co. acted as co-placement agent on the financing

Pipeline Update:

“Building on the momentum we have established in early 2021, we are making progress in our clinical programs, business operations, and in growing and diversifying our talent pool. We continue to target the submission of a new drug application to the FDA for the use of ganaxolone in CDKL5 deficiency disorder by mid-2021, completion of our Phase 2 clinical trial in tuberous sclerosis complex this summer, and expect top-line data for the ongoing Phase 3 RAISE trial in refractory status epilepticus in the first half of 2022,” Dr. Braunstein said. “We are equally focused on providing access to ganaxolone globally as evidenced by our recent successful regulatory meetings with the EMA discussing the IV and oral programs. Looking toward the second half of 2021, we are focused on commercial preparedness for our first potential product launch in the U.S., continued enrollment of our Phase 3 trial in RSE, and the planned initiation of a Phase 3 trial in TSC.”

“We are also pleased to have recently appointed three leading experts in clinical neurology and pediatric epilepsy to the Marinus Scientific Advisory Board,” continued Dr. Braunstein. “Dr. Elizabeth Thiele, Dr. Elia Pestana Knight and Dr. Nicola Specchio join us at an exciting and pivotal time as we prepare for our next phase of investment. They will serve as invaluable resources for our oral pipeline as we work to realize the full potential of ganaxolone as a treatment for epilepsy.”

CDKL5 Deficiency Disorder (CDD)

●	Marinus remains on track to submit an NDA mid-year and EMA marketing authorization application (MAA) in late Q3 2021 for use of ganaxolone in CDD

●	In preparation of the U.S. NDA submission, a final analysis of the Marigold Study data was completed, which includes changes to the previously reported top-line data. These changes do not affect the statistical or clinical conclusions of the study

o	The final data analysis shows that the median percent reduction in major motor seizures was 30.7 percent for ganaxolone and 6.9 percent for placebo (p=0.0036) compared to 32.2 percent for ganaxolone and 4.0 percent for placebo (p=0.002) in the top-line data analysis previously reported
o	Additionally, results on key secondary endpoints and safety data have not changed

o	The previously reported top-line data set included seizure diary entries that were determined to be duplicates of seizures that parents or caregivers had already entered; this programming and data transfer error affected only 1.7 percent of total seizure entries

●	Patients in the Marigold open label extension study treated with ganaxolone for at least 12 months experienced a median 49.6% reduction in major motor seizure frequency (n=48)
●	Long term open-label follow-up data will be submitted for presentation at the American Epilepsy Society 2021 Annual Meeting, December 3-7

Tuberous Sclerosis Complex (TSC)

●	Top-line, open label, Phase 2 trial data from 23 patients are expected in Q3 2021
●	An End of Phase 2 meeting with the FDA, based on an interim data analysis, is targeted for early Q3 2021
●	Planned protocol assistance meeting with the EMA is targeted for Q4 2021
●	A double- blind, placebo-controlled global Phase 3 trial (n=160) is anticipated to begin enrollment during Q4 2021; the primary endpoint will be percent change in 28-day seizure frequency
●	Request for FDA and EMA orphan drug designation targeted for 2H 2021

Status Epilepticus

●	RAISE, the Phase 3, double-blind, placebo-controlled trial of IV ganaxolone for the treatment of refractory status epilepticus (RSE), remains on track to report top-line data in 1H 2022
●	More than half the sites for the Phase 3 RAISE trial are expected to be open by the end of Q2 2021 as COVID-19 delays at hospital ICUs gradually resolve, with the vast majority of sites open by Q3 2021
●	Enrollment at the initiated sites in the RAISE trial is tracking as anticipated, bolstered by strong site engagement
●	After alignment with EMA, the company plans to initiate RAISE II, a pivotal registration trial for RSE in Europe:
o	RAISE II will be a double- blind, placebo-controlled trial with an expected 70 patients enrolled who have failed first-line benzodiazepine treatment and at least one prior second-line AED
o	Patients will receive either ganaxolone or placebo, administered in combination with a standard-of-care second-line AED
o	The RAISE II trial in Europe differs from the RAISE trial in the U.S., with RAISE II using ganaxolone that can be initiated earlier in the course of RSE. If successful, this trial will provide complementary data to the Phase 3 U.S. RAISE trial
●	In established status epilepticus (ESE), the company plans to conduct a Phase 2 trial of ganaxolone as an adjuvant to standard of care AEDs, with U.S. enrollment targeted for 1H 2022

Lennox-Gastaut Syndrome (LGS)

●	Marinus has decided to pursue ganaxolone development for LGS, given the overlap in seizure types and etiologies with other disorders where ganaxolone has shown potential, such as CDD and TSC
●	The company will present additional details on clinical development plans this fall, targeting initiation of a Phase 2 clinical trial in mid-2022

Corporate Update

●	Europe-focused commercial partnership discussions for oral and IV franchise continue to be active and on track
●	Marinus is growing its commercial team commensurate with planning for a mid-2021 CDD NDA submission of ganaxolone and a mid-year 2022 launch, if approved
●	The company continued to strengthen its commercialization preparedness by hiring experienced heads of market access, sales & marketing, operations, and commercial supply chain
●	Marinus Scientific Advisory Board further strengthened with appointment of three leading experts in clinical neurology and pediatric epilepsy to support oral ganaxolone development
●	New members include:
o	Elizabeth A. Thiele, M.D., Ph.D., neurologist and epileptologist at Massachusetts General Hospital. She is the Director of the Pediatric Epilepsy Service at Mass General and a Professor of Neurology at Harvard Medical School
o	Elia M. Pestana Knight, M.D., pediatric epileptologist in the Pediatric Epilepsy Section, Epilepsy Center, Cleveland Clinic Neurological Institute, Cleveland, Ohio. She is an Associate Professor of Medicine at the Cleveland Clinic Lerner College of Medicine
o	Nicola Specchio, M.D., Ph.D., Head of the Epilepsy Unit in the Department of Neuroscience at Bambino Gesù Children's Hospital, Rome, Italy. Dr. Specchio is a representative of the International League Against Epilepsy (ILAE) Europe and of the Italian Chapter of the ILAE

Financial Update

●	At March 31, 2021, the company had cash, cash equivalents, and investments of $123.5 million, compared to $140 million at December 31, 2020
●	The company believes its cash and cash equivalents as of March 31, 2021 combined with the net upfront proceeds of the Oaktree credit facility will enable it to fund its current scale of operating expenses and capital expenditures through the second quarter of 2022
●	Marinus recognized $1.8 million in federal contract revenue in the three months ended March 31, 2021 as a result of the BARDA contract the company entered into in September 2020; no federal contract revenue was recognized in the three months ended March 31, 2020
●	Research and development expenses were $18.6 million and $15 million for the three months ended March 31, 2021 and 2020, respectively; the change was due primarily to increased clinical activity including start-up of the RSE Phase 3 trial and increased clinical and CMC headcount
●	General and administrative expenses increased to $10.4 million for the three months ended March 31, 2021, compared to $3.9 million for the three months ended March 31, 2020; the primary drivers of the increase were increased support for scale up of the company’s operations as well as preparation for commercialization

●	The company reported net losses of $27.1 million and $18.7 million for the three months ended March 31, 2021 and 2020, respectively; cash used in operating activities increased to $16.2 million for the three months ended March 31, 2021, compared to $14 million for the same period a year ago
●	Readers are referred to, and encouraged to read in its entirety, the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, to be filed with the Securities and Exchange Commission, which includes further detail on the Oaktree Capital credit facility and the company’s business plans, operations, financial condition and results of operations

Corporate Guidance

●	For the fiscal year 2021, the company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) to be in the range of $113 to $118 million, of which the company expects stock-based compensation to be approximately $16 million. 2021 BARDA contract revenues are projected to be in the range of $9 to $12 million for the full year

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$123,472	$138,509
Investments	—	1,474
Other assets	10,387	10,479
Total assets	$133,859	$150,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,121	$10,729
Other long term liabilities	2,404	2,534
Total liabilities	18,525	13,263
Total stockholders’ equity	115,334	137,199
Total liabilities and stockholders’ equity	$133,859	$150,462

	Three Months Ended March 31,
	2021	2020

Federal contract revenue	$1,806	$—
Expenses:
Research and development	$18,591	$15,004
General and administrative	10,376	3,850
Loss from operations	(27,161)	(18,854)
Interest income	24	222
Other expense, net	(4)	(40)
Net loss	$(27,141)	$(18,672)
Deemed dividends on convertible preferred stock	—	(8,880)
Net loss applicable to common shareholders	$(27,141)	$(27,552)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.74)	$(1.27)
Basic and diluted weighted average shares outstanding	36,592,394	21,665,461

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, antidepressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus recently completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder, is conducting a Phase 2 trial in tuberous sclerosis complex and has recently disclosed top-line results from its Phase 2 proof-of-concept trial in PCDH19-related epilepsy. The company has initiated a Phase 3 trial in refractory status epilepticus. For more information visit www.marinuspharma.com.

Ganaxolone development for RSE is being funded, in part, by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $153 billion in assets under management as of March 31, 2021. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions and product launches for ganaxolone, and the timing thereof; our expectations regarding the Oaktree credit facility and its effects on our cash runway and business plans; our expectations that our cash and cash equivalents combined with the net upfront proceeds of the Oaktree credit facility will be sufficient to fund our operating expenses and capital expenditures through the second quarter of 2022; and the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the company’s ability to obtain additional funding to support its clinical development programs; the company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the company’s product candidates; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. and available at www.sec.gov. Any forward-looking statements that the company makes in this press release speak only as of the date of this press release. The company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact

Sasha Damouni Ellis

Vice President, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-253-6792

sdamouni@marinuspharma.com